Exhibit (a)(5)(B)

Fortress Announces Expiration And Preliminary Results Of Modified “Dutch Auction” Self-Tender Offer

New York, NY. March 7, 2016 – Fortress Investment Group LLC (NYSE: FIG) (“Fortress” or the “Company”) today announced the expiration and preliminary results of its modified “Dutch auction” self-tender offer to repurchase up to $100 million in cash of its Class A shares, representing limited liability company interests in the Company.

Fortress’s modified “Dutch auction” self-tender offer expired at 11:59 p.m., New York City time, on March 4, 2016. Based on the preliminary count by American Stock Transfer & Trust Company, LLC, the depositary for the self-tender offer, 4,798,863 of Fortress’s Class A shares, including 924,805 Class A shares that were tendered through notice of guaranteed delivery, were properly tendered (and not properly withdrawn) at a price at or below the final purchase price of $4.75 per share. In accordance with the terms of the self-tender offer, and based on these preliminary results, Fortress expects to repurchase 4,798,863 of its Class A shares at the final purchase price of $4.75 per share, for a total cost of approximately $22.8 million, excluding fees and expenses relating to the self-tender offer. The Class A shares expected to be repurchased in the self-tender offer represent approximately 2.17% of Fortress’s issued and outstanding Class A shares as of March 4, 2016.

“We believe our shares are deeply undervalued, and we saw a tender offer as a compelling opportunity to maximize economic value for our long term shareholders,” said Fortress Chief Executive Officer Randy Nardone. “We believe the undersubscribed tender offer is clear evidence that shareholders share our view that there is substantial upside to our valuation today.”

The number of Class A shares expected to be repurchased in the self-tender offer is preliminary and subject to change. Fortress will fund the repurchase of Class A shares in the self-tender offer using a portion of its cash and cash equivalents on hand. Payment for Fortress’s Class A shares accepted for purchase in the self-tender offer will occur promptly after the final number of Class A shares properly tendered and not properly withdrawn is confirmed by the depositary for the self-tender offer.

Morgan Stanley & Co. LLC is serving as dealer manager for the self-tender offer. Innisfree M&A Incorporated is serving as information agent for the self-tender offer and American Stock Transfer & Trust Company, LLC is serving as depositary for the self-tender offer. Shareholders who have questions or need information about the self-tender offer may contact Innisfree M&A Incorporated at 1-888-750-5834.

ABOUT FORTRESS

Fortress Investment Group LLC is a leading, highly diversified global investment firm with $70.5 billion in assets under management as of December 31, 2015. Founded in 1998, Fortress manages assets on behalf of over 1,700 institutional clients and private investors worldwide across a range of private equity, credit, liquid hedge funds and traditional asset management strategies. Fortress is publicly traded on the New York Stock Exchange (NYSE: FIG). For additional information, please visit www.fortress.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this press release may constitute “forward-looking statements,” including statements as to the amount, timing and manner of the Company’s self-tender offer. These statements are not historical facts, but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K, which is available on the Company’s website (www.fortress.com). In addition, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. The Company can give no assurance that the expectations of any forward-looking statement will be obtained. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

INVESTOR & MEDIA RELATIONS CONTACT

Gordon E. Runté

Fortress Investment Group

+1-212-798-6082

grunte@fortress.com